Exhibit 99.1

AGREEMENT FOR THE PURCHASE OF COMMON STOCK

THIS COMMON STOCK PURCHASE AGREEMENT, (this “Agreement”) made this 12th day of May 2010 by and between the Young Family Trust (“Seller”), which is controlled by Buddy Young,  the Chief Executive Officer and Chairman of the Board of Directors of Progressive Training, Inc., a Delaware corporation,  having its principal offices located at 17337 Ventura Boulevard, Suite  305, Encino, California 91316 (“PRTR”) and PharmCo, LLC(“Purchaser”), setting forth the terms and conditions upon which the Seller will sell 1,718,000 restricted shares of PRTR common stock (the “Shares”), personally owned by Seller, to Purchaser, and Seller will be selling 2,000,000 to a second purchaser by the name of  George Romanenko.

In consideration of the mutual promises, covenants, and representations contained herein, THE PARTIES HERETO AGREE AS FOLLOWS:

WITNESSETH:

WHEREAS, the Seller desires to appoint Sichenzia Ross Friedman Ference, LLP to act as the Escrow Agent ("Escrow Agent") for this transaction and to receive and hold all consideration received from the Purchaser for the sale of the Shares and all stock certificates and stock powers (the “Certificates”) in an escrow account (the “Escrow Account”).

WHEREAS, the Purchaser, Sellers and Escrow Agent, have entered into an ESCROW AGREEMENT dated May 12th 2010.

NOW THEREFORE, in consideration of the mutual promises, covenants and representations contained herein, the parties herewith agree as follows:

ARTICLE I
SALE OF SECURITIES

1.01           Subject to the terms and conditions of this Agreement, the Seller shall sell the Shares, and the Purchaser shall purchase the Shares, for $0.0882 per share, or an aggregate $151,543 (the “Purchase Price”). This is a private transaction between the Seller and Purchaser that is to be sold from Seller’s larger block of 4,043,000 shares of PRTR common stock.

1.02           Reserved.

1.03           Purchaser shall pay the full Purchase Price for the Shares due to the Seller at the Closing, by official bank check or wire transfer, to the Escrow Account. The Shares shall remain in the Escrow Account until the full Purchase Price of $151,453  has been paid, after which the Closing on the sale of the Shares shall take place and all stock certificates shall be delivered to the Purchaser upon Purchaser’s receipt of the full Purchase Price, along with all documents listed in paragraphs 2.12 and 3.02 below.

1.05           Seller will retain 325,000 shares of PRTR common stock (“Retained Shares”) after selling an aggregate of 3,718,000 Shares in this and one other transaction.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER AND PRTR

Each of the Seller and PRTR hereby represent and warrant to the Purchaser the following:

2.01           Organization.   PRTR is a Delaware corporation duly organized, validly existing, and in good standing under the laws of that state, has all necessary corporate powers to own properties and carry on a business, and is duly qualified to do business and is in good standing in the state of Delaware and elsewhere (if required). All actions taken by the incorporators, directors and/or shareholders of PRTR have been valid and in accordance with the laws of the state of Delaware.  PRTR is a fully reporting company with the SEC and PRTR’s common stock is included for quotation on the OTC Bulletin Board.  PRTR does not currently have any subsidiaries.

2.02           Capital.   The authorized capital stock of PRTR consists of 100,000,000 shares of Common Stock, $0.0001 par value, of which 5,280,000 shares of Common Stock are issued and outstanding.  PRTR does not have any authorized shares of preferred stock. All outstanding shares are fully paid and non-assessable, free of liens, encumbrances, options, restrictions (other than restrictions under applicable federal and state securities laws) and legal or equitable rights of others not a party to this Agreement.  At the Closing, there will be no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating PRTR to issue or to transfer from treasury any additional shares of its capital stock.  None of the outstanding shares of PRTR are subject to any stock restriction agreements.  There are approximately 190 shareholders of record of PRTR. All of such shareholders have valid title to such shares of Common Stock and acquired their shares of Common Stock in a lawful transaction and in accordance with Delaware corporate law and the applicable securities laws of the United States.

2.03           Financial Statements.   PRTR is a reporting company with the SEC and its financial statements can be found on EDGAR.

2.04           Filings with Government Agencies.  PRTR is a reporting company and files annual and quarterly reports with the SEC.  PRTR has made all required filings with the SEC and the State of Delaware that might be required.  Upon the purchase of the Shares by the Purchaser, the Purchaser will have the full responsibility for filing any and all documents required by the Securities and Exchange Commission, including a Form D, and/or any other government agency that may be required.  The Seller will supply the Purchaser with all information that is currently available for PRTR.  The Purchaser understands that the Seller will have no responsibility whatsoever for any filings made by PRTR in the future, either with the SEC, FINRA or with the State of Delaware.

2.05           Liabilities.  Other than $137,000, which will be settled concurrent with the Closing of the acquisition by Progressive of all the PharmCo member interests, PRTR shall not have any liabilities at Closing.    PRTR shall not, as of Closing, have any debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise that will not be paid at Closing. Seller is not aware of any pending, threatened or asserted claims, lawsuits or contingencies involving the Shares or PRTR.  There is no dispute of any kind between PRTR and any third party, and no such dispute will exist at Closing.  An option to acquire $67,000 of this debt for $15,700 shall be provided to Buddy Young at Closing, with such option being paid to escrow at closing, but not exercisable for 90 days post-transaction. Except as otherwise set forth herein, PRTR will be free from any and all liabilities, liens, claims and/or commitments.

2.06           Tax Returns.  PRTR (i) has timely filed all necessary federal, state, local and foreign tax returns which have been required to be filed as of the date hereof, and all such returns were true, complete and correct in all material respects, (ii) has paid all federal and state, local and foreign taxes, assessments, governmental or other charges which have become due and are not being contested in good faith and for which an adequate reserve for accrual has been established in accordance with U.S. GAAP, and (iii) does not have any tax deficiency or claims outstanding or assessed or, to the best of its knowledge, proposed against it..  As of Closing, there shall be no taxes of any kind due or owing.

2.07           Ability to Carry Out Obligations.  The Seller and PRTR have the right, power, and authority to enter into, and perform their obligations under this Agreement.  The execution and delivery of this Agreement by the Seller and PRTR and the performance by the Seller of its obligations hereunder will not cause, constitute, or conflict with or result in (a) any breach or violation or any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, articles of incorporation, bylaw, or other agreement or instrument to which PRTR or any of its officers, directors or Seller is a party, or by which they may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) an event that would cause PRTR (and/or assigns) to be liable to any party, or (c) an event that would result in the creation or imposition of any lien, charge, or encumbrance on any asset of PRTR or upon the shares of PRTR to be acquired by the Purchaser.

2.8             Contracts, Leases and Assets.  To the best of the knowledge of the Seller, following the Asset Sale, PRTR will not be a party to any contract, agreement or lease (unless such contract, agreement or lease has been assigned to another party or PRTR has been released from its obligations thereunder.)  No person holds a power of attorney from PRTR or the Seller.  At the closing of the Asset Sale, PRTR will have no assets or liabilities  related to its current workforce training business.

2.9             Compliance with Laws.  To the best of knowledge of the Seller, PRTR has complied in all material respects, with, and is not in violation of any, federal, state, or local statute, law, and/or regulation pertaining to transactions contemplated hereby.  To the best of the knowledge of the Seller, PRTR has complied with all federal and state securities laws in connection with the offer, sale and distribution of its securities.  At the time that PRTR sold Shares to the Seller, PRTR was entitled to use the exemptions provided by the Securities Act of 1933, as amended (the “Securities Act”), relative to the sale of its Shares.  The Shares being sold herein are being sold in a private transaction between the Seller and the Purchaser, and are restricted securities for purposes of Rule 144(a)(3) under the Securities Act and rules thereunder.

2.10           Litigation.  To the best of the knowledge of the Seller, PRTR is not a party to any suit, action, arbitration, or legal, administrative, or other proceeding, or pending governmental investigation. To the best knowledge of the Seller, there is no basis for any such action or proceeding and no such action or proceeding is threatened against PRTR.  PRTR is not a party to or in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality.

2.11           Conduct of Business.    Prior to the Closing, PRTR  shall conduct its business in the normal course, and shall not (without the prior written approval of Purchaser) (i) sell, pledge, or assign any assets, (ii) amend its Certificate of Incorporation or Bylaws, (iii) declare dividends, redeem or sell stock or other securities (iv) incur any liabilities, except in the normal course of business, (v) acquire or dispose of any assets, enter into any contract, guarantee obligations of any third party, or (vi) enter into any other transaction.

2.12           Corporate Documents.  Each of the following documents, which shall be true, complete and correct in all material respects, will be submitted at, or prior to, the Closing:

(i)             Certificate of Incorporation and all amendments thereto;

(ii)            Bylaws and all amendments thereto;

(iii)           Minutes and Consents of Shareholders;

(iv)            Minutes and Consents of the board of directors;

(v)             List of officers and directors;

(vi)           Certificate of Good Standing from the Secretary of State of Delaware.

(vii)          Current Shareholder list from the Transfer Agent.

2.13           Closing Documents.   All minutes, consents or other documents pertaining to PRTR to be delivered at the Closing shall be valid and in accordance with the laws of Delaware.

2.14           Title.   The Seller has good and marketable title to all of the Shares being sold by them to the Purchaser pursuant to this Agreement.  The Shares will be, at the Closing, free and clear of all liens, security interests, pledges, charges, claims, encumbrances and restrictions of any kind, except for restrictions on transfer imposed by federal and state securities laws.  None of the Shares are or will be subject to any voting trust or agreement.  No person holds or has the right to receive any proxy or similar instrument with respect to such Shares.  Except as provided in this Agreement, the Seller is not a party to any agreement which offers or grants to any person the right to purchase or acquire any of the Shares. There is no applicable local, state or federal law, rule, regulation, or decree which would, as a result of the purchase of the Shares by purchasers (and/or assigns) impair, restrict or delay voting rights with respect to the Shares.

2.15           Transfer of Shares.  The Seller will have the responsibility for sending all certificates representing the Shares being purchased, along with the proper Stock Powers with Bank Signature Guarantees or Power of Attorney to the Escrow Agent for delivery to the Purchaser.

The Purchaser will have the responsibility of sending the certificates, along with stock powers to the Transfer Agent for PRTR to have the certificates changed into their respective names and denominations and the Purchaser shall be responsible for all costs involved in such changes and in mailing new certificates to all shareholders.

2.16           Shell Company Status.  PRTR is not, and has never been, an issuer identified in Rule 144(i)(1).

2.16           Representations.  All representations shall be true as of the Closing and all such representations shall survive the Closing.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Seller and PRTR the following:

3.01           Seller owns the Shares free and clear of all any and all liens, claims, encumbrances, preemptive rights, right of first refusal and adverse interests of any kind.

3.02           Seller has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and otherwise to carry out Seller’s obligations hereunder.  No consent, approval or agreement of any individual or entity is required to be obtained by the Seller in connection with the execution and performance by the Seller of this Agreement or the execution and performance by the Seller of any agreements, instruments or other obligations entered into in connection with this Agreement.

3.03           There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the Sellers’ knowledge, threatened against the Seller or any of Seller’s properties.  There is no judgment, decree or order against the Seller that could prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

3.04           There are no material claims, actions, suits, proceedings, inquiries, labor disputes or investigations pending or, to the Seller’s knowledge, threatened against the Seller or any of its assets, at law or in equity or by or before any governmental entity or in arbitration or mediation. No bankruptcy, receivership or debtor relief proceedings are pending or, to the Seller’s knowledge, threatened against the Seller.

3.05           The Seller has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign Law, judgment, decree, injunction or order, applicable to it, the conduct of its business, or the ownership or operation of its business.  References in this Agreement to “Laws” shall refer to any laws, rules or regulations of any federal, state or local government or any governmental or quasi-governmental agency, bureau, commission, instrumentality or judicial body (including, without limitation, any federal or state securities law, regulation, rule or administrative order).

3.06           The Seller is aware of the Company’s business affairs and financial condition and has reached an informed and knowledgeable decision to sell the Shares.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller and PRTR the following:

4.01           Organization.  Purchaser is a Florida limited liability company duly organized, validly existing, and in good standing under the laws of that state, has all legally necessary powers to own properties and carry on a business, and is duly qualified to do business and is in good standing in the state of Florida and elsewhere (if required). All actions taken by the organizers, managers and/or members of Purchaser have been valid and in accordance with the laws of the state of Florida.

4.02           Ability to Carry Out Obligations.  Purchaser has the right, power, and authority to enter into, and perform its obligations under this Agreement.  The execution and delivery of this Agreement by Purchaser and the performance by Purchaser of its obligations hereunder will not cause, constitute, or conflict with or result in (a) any breach or violation or any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, articles of incorporation, bylaw, or other agreement or instrument to which Purchaser or any of its managers or members is a party, or by which they may be bound, nor will any consents or authorizations of any party other than those hereto be required.

4.03           Securities Law Representations.  Purchaser is acquiring the Shares for its own account, for investment, and not for distribution without compliance with the registration provisions of the Securities Act and the rules and regulations thereunder. Purchaser acknowledges that the Shares are restricted securities, as defined in Rule 144(a)(3) under the Securities Act, and will bear a restrictive legend. Purchaser is aware of the risks of an investment in the Shares and is financially able to bear such risks.

4.04           Representations.  All representations shall be true as of the Closing and all such representations shall survive the Closing.

ARTICLE V
CLOSING

5.01           Closing for the Purchase of Common Stock.  The Closing (the “Closing”) of this transaction for the Shares  being purchased will occur when all of the documents and consideration described in Paragraphs 2.12 above  and in 5.02 below, have been delivered. If the Closing does not occur on or before May 6, 2010, then either party may terminate this Agreement upon written notice.

This Agreement may be terminated in the event of any material breach by either party.

5.02           Documents and Payments to be Delivered at Closing of the Purchase of the Shares.  As part of the Closing of the purchase of the Shares, those documents listed in Paragraph 2.12 of this Agreement, as well as the following documents, in form reasonably acceptable to counsel to the parties, shall be delivered:

(a)           By the Seller:

(i)           stock certificate or certificates, along with Bank Guaranteed stock powers, representing the Shares, endorsed in favor of the name or names as designated by Purchaser or left blank;

(ii)

(iii)          subject to applicable law, including without limitation, Rule 14f-1 under the Securities Exchange Act of 1934, as amended, the appointment of new directors of PRTR as designated by the Purchaser, in a form reasonably acceptable to the Purchaser, and the resignation of all of PRTR’s current directors, in a form reasonably acceptable to the Purchaser;

(iv)           true and correct copies of all of the business and corporate records of PRTR, including but not limited to correspondence files, bank statements, checkbooks, savings account books, minutes of shareholder and directors meetings or consents, financial statements, shareholder listings, stock transfer records, agreements and contracts; and

(v)           such other documents of PRTR as may be reasonably required by Purchaser, if available.

(b)           By Purchaser:

(i)           wire transfer to the Escrow Account of a total of $151,543,  representing the balance of the payment for the Purchase Price for the Shares after deduction of the Deposit.

ARTICLE VI
REMEDIES

6.01           Arbitration.   Any controversy of claim arising out of, or relating to, this Agreement, or the making, performance, or interpretation thereof, shall be settled by arbitration in New York in accordance with the Rules of the U.S. Arbitration Association then existing, and judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy.

6.02           Termination.  In addition to any other remedies, the Purchaser may terminate this Agreement if, at the Closing, the Seller has failed to comply with all material terms of this Agreement, has failed to supply any documents required by this Agreement unless they do not exist, or has failed to disclose any material facts which could have a substantial effect on any part of this transaction.   In the event of termination, Purchaser shall return all original corporate documents to Seller within three business days.

6.03           Indemnification.  From and after the Closing, the parties, jointly and severally, agree to indemnify the other against all actual losses, damages and expenses caused by (i) any material breach of this Agreement by them or any material misrepresentation contained herein, or (ii) any misstatement of a material fact or omission to state a material fact required to be stated herein or necessary to make the statements herein not misleading.

6.04           Indemnification Non-Exclusive.  The foregoing indemnification provision is in addition to, and not derogation of any statutory, equitable or common law remedy any party may have for breach of representation, warranty, covenant or agreement.

ARTICLE VII
MISCELLANEOUS

7.01           Captions and Headings.  The article and paragraph headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit, or add to the meaning of any provision of this Agreement.

7.02           No Oral Change.  This Agreement, and any provision hereof, may not be waived, changed, modified, or discharged, orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

7.03           Non Waiver.  Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged; and (i) the failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants, or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants, or conditions, (ii) the acceptance of performance of anything required by this Agreement to be performed with knowledge of the breach or failure of a covenant, condition, or provision hereof shall not be deemed a waiver of such breach or failure, and (iii) no waiver by any party of one breach by another party shall be construed as a waiver with respect to any other or subsequent breach.

7.04           Time of Essence.  Time is of the essence of this Agreement and of each and every provision hereof.

7.05           Entire Agreement.  This Agreement, including any and all attachments hereto, if any, contain the entire Agreement and understanding between the parties hereto, and supersede all prior agreements and understandings.

7.06           Significant Changes   The Sellers understands that significant changes may be made in the capitalization and/or stock ownership of PRTR, which changes could involve a reverse stock split and/or the issuance of additional shares, thus possibly having a dramatic negative effect on the percentage of ownership and/or number of shares owned by present shareholders of PRTR.

7.07           Counterparts.  This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Facsimile signatures will be acceptable to all parties.

7.08           Notices.  All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, or on the second day if faxed, and properly addressed or faxed as follows:

If to the Sellers:
Buddy Young
17337 Ventura Boulevard, Suite 208
Encino, California 91316
Fax: 818 474-8579
Email: budyoung@att.net

With a Copy to:
Brad Wiggins
SecuritiesLawUSA, PC
28631 Lapine Avenue
Santa Clarita, California 91390
Phone: 661 713-6843

If to the Purchaser:

Fax:
Email: ___________

With a Copy to:
Andrea Cataneo
c/o Sichenzia Ross Friedman Ference, LLP
61 Broadway, 32nd Floor
New York, NY 10006
Phone: 212 398 3471
Fax:  212 930-9725

7.09           Binding Effect.     This Agreement shall inure to and be binding upon the heirs, executors, personal representatives, successors and assigns of each of the parties to this Agreement.

7.10           Effect of Closing.   All representations, warranties, covenants, and agreements of the parties contained in this Agreement, or in any instrument, certificate, opinion, or other writing provided for in it, shall be true and correct as of the Closing and shall survive the Closing of this Agreement.

7.11           Mutual Cooperation.    The parties hereto shall cooperate with each other to achieve the purpose of this Agreement, and shall execute such other and further documents and take such other and further actions as may be necessary or convenient to effect the transaction described herein.

7.12           Governing Law. This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware (regardless of its conflict of laws principles), and without reference to any rules of construction regarding the party responsible for the drafting thereof.

In witness whereof, this Agreement has been duly executed by the parties hereto as of the date first above written.

Young Family Trust
By:   /s/ Buddy Young_______________
               Name    Buddy Young
Title:     Trustee

Progressive Training, Inc.
(with respect to Article II only)

By:   /s/ Buddy Young
               Name    Buddy Young
Title:     President

Purchaser

 By:  /s/ Avraham A. Friedman
                Name:  Avraham A. Friedman
 Title:    Chief Executive Officer, PharmCo, LLC